EXHIBIT 23




                      CONSENT OF INDEPENDENT AUDITORS





THE BOARD OF DIRECTORS
NATIONAL PATENT DEVELOPMENT CORPORATION


We consent to incorporation by reference in the Registration Statements (No. 333-307) and (No. 33-54407) on Form S-3 and the Registration Statement (No. 33-26261) on Form S-8 of National Patent Development Corporation and subsidiaries of our report dated March 28, 1996 relating to the consolidated balance sheets of National Patent Development Corporation as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in Form 10-K for the year ended December 31, 1995 of National Patent Development Corporation.



                                   KPMG Peat Marwick LLP





New York, New York
March 29, 1996
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